Exhibit 10.27
SEVERANCE AGREEMENT AND FULL RELEASE
     This Severance Agreement and Full Release (“Release Agreement” or “Agreement”) is made and entered into this 11th day of July 2007 (“Execution Date”) by and between Joseph V. Marinelli (“Employee,” a term which includes Employee, Employee’s spouse, and all assigns, heirs, and successors in interest) and Allied Automotive Group, Inc., a Georgia corporation (“Company,” a term which includes Company, its parent, subsidiary and affiliated organizations, their successors in interest, and their respective agents, Employees, officers, directors and attorney ).
     WHEREAS Employee and Company are parties to an employment agreement under which Employee is entitled to receive certain severance benefits under certain conditions, including the execution of this Release Agreement, and
     WHEREAS Employee and Company have mutually agreed that Employee is entitled to receive the severance benefits described in Employee’s employment agreement in consideration for the execution of this Release Agreement, it is hereby
AGREED AS FOLLOWS:
     1. TERMINATION OF EMPLOYMENT. Employee agrees that his employment relationship with Company will terminate on July 10, 2007, whereupon all benefits, privileges and authorities related thereto ceased, except as set forth herein. Effective as of the Execution Date, Employee resigns as a member of the Board of Directors and as an officer of all subsidiaries and affiliates of Company, including, but not limited to, Haul Insurance, Ltd.
     2. NO ADMISSION BY COMPANY. Company and Employee agree that the entry of the parties into this Release Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of Company.
     3. FUTURE COOPERATION. Employee AGREES that, notwithstanding Employee’s termination on the date specified above, Employee will make himself available upon reasonable notice to Company or its designated representatives for the purposes of; (1) Providing information regarding the projects, files and/or clients with whom Employee worked for the purpose of transitioning such projects, files and/or clients to other Company Employees as the result of Employee’s termination; (2) Providing information and/or testimony regarding any other matter, file, project and or client with whom Employee was involved while employed by Company.
     4. CONSIDERATION. Within ten days following the expiration of the revocation period described in Section 17 below, Company shall pay Employee Two Hundred Twenty-Five Thousand Dollars ($225,000.00), subject to ordinary and lawful deductions, in one lump sum payment in consideration for Employee signing this Release Agreement and agreeing to its terms. Employee agrees and acknowledges that this is consideration to which Employee would not otherwise be entitled absent execution of this Release Agreement.

     In addition, Employer shall continue to provide to Employee and Employee’s immediate family, for a period of twelve (12) months from termination, medical and dental coverage by making payments on behalf of Employee to extend medical and dental insurance subject to Employee’s COBRA rights. Employee must exercise his COBRA rights by providing written notice thereof. Employee releases Employer from any further obligation to make any payments on behalf of Employee in regard to his COBRA rights.
     5. OTHER BENEFITS. Nothing in this Release Agreement shall:
(a) alter or reduce any vested, accrued benefits (if any) Employee may have to any pension benefits to which Employee may be entitled under any retirement or 401(k) plan established by Company;
(b) affect Employee’s right (if any) to elect and pay for continuation of Employee’s health insurance coverage under the Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (C.O.B.R.A.); or
(c) affect Employee’s right to receive any “Stay Bonus” (as defined in the Allied Holdings, Inc. Amended Severance Pay and Retention and Emergence Bonus Plan for Key Employees, as in effect from time to time (hereinafter the “KERP”) in accordance with the terms and conditions of the KERP. The Company shall pay to Employee Fifty-Five Thousand One Hundred Twenty-Five Dollars ($55,125.00), subject to ordinary and lawful deductions, constituting the final amount of his Stay Bonus due to Employee under the KERP, on or before August 8, 2007.
          Employee shall receive his final paycheck for services rendered through July 10, 2007, in the ordinary course of business according to the payroll policies and procedures of Company and subject to ordinary and lawful deductions. Employee waives any claim to any further compensation or benefits other than those expressly set forth in this Release Agreement.
     6. EMPLOYEE’S FULL RELEASE OF ALL CLAIMS AGAINST COMPANY. In consideration for the undertakings and promises of Company set forth in this Release Agreement, Employee unconditionally releases, discharges, and holds harmless Company, its corporate affiliates, officers, directors, shareholders, employees, agents, insurers and attorneys as individuals; and the successors and assigns of each (collectively referred to as “Releasees”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as “claims”), that Employee had, has, or might claim to have against Releasees at the time Employee executes this Release Agreement, including but not limited to any and all claims:
(a) arising from Employee’s employment, pay, bonuses, amounts due under the KERP, vacation or any other Employee benefits, and other terms and conditions of employment or employment practices of Company;

(b) relating to the termination of Employee’s employment with Company or the surrounding circumstances thereof;
(c) relating to payment of any attorney’s fees for Employee;
(d) based on discrimination on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;
(e) based on any contract, tort, whistleblower, personal injury, wrongful discharge theory or other common law theory.
     7. Covenants of Employee
     As conditions to the payments and benefits to be made and provided by Company to Employee as provided herein, Employee agrees as follows:
(a) Use of Information. For a period of two (2) years following the Execution Date, Employee shall not, directly or indirectly, divulge or make use of any Confidential Information without prior written consent of the Company. Employee further agrees that throughout the period of time during which information remains a Trade Secret under applicable law, Employee shall not, directly or indirectly, divulge or make use of any Trade Secret without prior written consent of Company. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee’s supervisor(s) or an officer of the Company. This Agreement does not limit the remedies available under common or statutory law or in equity, which may impose longer duties of non-disclosure.
(b) Return of Property and Information. Employee shall return to Company as of the Execution Date any and all property which may have been purchased by Employee with Company funds or issued by the Company, including, but not limited to, computers, cell phones, pagers, personal digital assistants, Company credit cards and airport gold parking card. Employee warrants and covenants that he does not have any documents or information relating to Company in his possession, either in hard copy or electronic form. Should Employee subsequently discover that he does possess such information, he will promptly return it to the company.

(c) Non-Solicitation Covenant. Employee agrees that for a period of 12 months following the Execution Date, Employee will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Company from any of the Company’s customers, vendors, or suppliers with whom Employee had Material Contact during the last year of Employee’s employment with the Company.
d) Non-Recruitment of Company Employees. Employee agrees that for a period of 12 months following the Execution Date, Employee will not directly or indirectly solicit or attempt to solicit any employee of the Company with whom Employee had Material Contact during the last year of Employee’s employment with the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company.
(e) Covenant Not to Sue. Employee covenants not to sue Company or any party released herein on account of any claim released hereby, or to encite, assist or encourage others to bring claims against Company. Employee further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.
(f) Consulting Services. Employee agrees that for the period beginning on the date following the Execution Date and ending thirty (30) calendar days thereafter, Employee will make himself available for consultation as required and deemed necessary by the President and Chief Executive Officer or the Senior Vice-President Terminal Operations of the Company, to provide information, explanation, review or support, or to serve in any other consulting capacity to the Company. In consideration for making himself readily available to the Company during such thirty (30) day period, the Company agrees to pay Employee a consulting fee in an amount equal to Ten Thousand Dollars ($10,000.00), subject to ordinary and lawful deductions, with Five Thousand Dollars ($5,000,00) to be paid fifteen (15) days after the Execution Date and Five Thousand Dollars ($5,000.00) to be paid on the thirtieth (30th) day following the Execution Date; provided that this consulting fee and the services contemplated hereunder shall only be due and payable in the event the Revocation Period described in Section 17 below has expired and this Release Agreement is in effect. Employee and the Company agree that Employee shall only be a consultant for the Company during the thirty (30) day period following the Execution Date and that Employee shall have no authority to bind the Company during this period.
     8. NO INTEREST IN REINSTATEMENT. Employee hereby acknowledges that Employee has no interest in reinstatement, reemployment or employment with Company, and Employee forever waives any interest in or claim of right to any future employment by Company. Employee further covenants not to apply for future employment with Company.

     9. CONFIDENTIALITY. Except as otherwise expressly provided in this paragraph, Employee agrees that the terms, amount of consideration, conditions of this Release Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed by Employee to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) Employee may tell prospective employers the dates of Employee’s employment, positions held, evaluations received, Employee’s duties and responsibilities and salary history with Company; (c) Employee may disclose the terms and conditions of this Release Agreement to Employee’s attorneys and tax advisers; and (d) Employee may disclose the terms and conditions of this Release Agreement to Employee’s spouse (if any); provided, however, that Employee makes Employee’s spouse, attorneys and/or tax advisers aware of the confidentiality provisions of this paragraph, and further provided that Employee will be responsible for any breaches of this confidentiality paragraph by his spouse, attorneys or tax advisers to the same extent as if Employee had directly breached this paragraph.
     10. NO HARASSING CONDUCT. Employee further agrees and promises that Employee will not induce or incite claims of discrimination, wrongful discharge, breach of contract, tortious acts, or any other claims against Company by any other person or entity, that Employee shall not undertake any harassing or disparaging conduct directed at any of the parties, and that Employee shall refrain from making any negative or derogatory statements concerning Company at any time in the future. Provided, however, this provision may not be used to restrict the exercise of Employee’s rights under local, state or federal law.
     11. CONSTRUCTION OF RELEASE AGREEMENT AND VENUE FOR DISPUTES. This Release Agreement shall be deemed to have been jointly drafted by the parties, and shall not be construed against any party. It shall be governed by the law of the State of Georgia, and the parties agree that any actions arising out of or relating to the interpretation or enforcement of this Release Agreement must be brought exclusively in either the Superior Court of DeKalb County, Georgia or the United States District Court for the Northern District of Georgia. The parties consent to the personal jurisdiction and venue of such courts and waive all possible objections thereto.
     12. SEVERABILITY. The parties agree that the provisions of this Release Agreement shall be construed in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single provision or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Release Agreement.
     13. NO RELIANCE UPON OTHER STATEMENTS. This Release Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Release Agreement.
     14. ENTIRE UNDERSTANDING. The parties acknowledge that this Release Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, and that it may not be modified other than in a writing signed by the parties hereto. Any provisions of any employment agreement between Employee and Company which survive termination or cessation of Employee’s employment by their terms, including, without limitation, restrictive covenants, shall be unaffected by this Release Agreement.
     15. NO WAIVER. Any failure by any party to enforce any of their rights and privileges under this Release Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.
     16. FULL AND KNOWING RELEASE. By signing this Release Agreement, Employee certifies that:
(a) Employee has carefully read and fully understands the provisions of this Release Agreement;
(b) Employee was advised by Company in writing, via this Release Agreement, to consult with an attorney before signing this Release Agreement;
(c) Company hereby allows Employee a reasonable period of time from its initial presentation to Employee (at least 21 days) to consider this Release Agreement before signing it, should Employee so desire; and,
(d) Employee agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.
     17. REVOCATION OF RELEASE AGREEMENT. Employee certifies that he has fully read, has received an explanation of, and completely understands the provisions of this Agreement, and that he has been advised by Company that he should consult with an attorney before signing this Agreement. He further certifies that he has had adequate time to review and consider the provisions of this Agreement and that he is signing this Agreement knowingly, freely and voluntarily, without duress, coercion or undue influence. Employee understands and acknowledges that he has twenty-one (21) days from the receipt of this agreement to consider whether he wishes to sign it. Should he choose to sign, he has an additional seven (7) calendar days following his execution of this Agreement to revoke his acceptance of this Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired. Revocation of this Agreement must be made by delivering a written notice of revocation to Brenda Ragsdale, Senior Vice President of Human Resources, Allied Automotive Group, Inc., of Company. For the revocation to be effective, written notice must be received no later than the close of business on the seventh day after Employee signs this Agreement. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) days period. On the eighth day after Employee signs this Agreement, the Agreement becomes binding and effective. In addition, Employee understands and acknowledges notwithstanding anything contained herein to the contrary, that no monies will be paid under the terms of this Agreement until the end of the Revocation Period.

     18. Definitions
(a) “Confidential Information” means information (whether in print or otherwise) about the Company and its employees, customers and/or suppliers which is not generally known outside of the Company, which employee learns of in connection with employee’s employment with the Company, and which would be useful to competitors, customers and/or suppliers of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which the Company obtains products from its vendors and sells them to customers; (3) the nature, origin, composition and development of the company’s products; (4) the manner in which the Company provides products and services to its customers.
(b) “Trade Secrets” means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act or similar state or other law, and specifically includes, but is not limited to, prices, rates, and related information regarding pricing, and computer software programs owned or developed by Company, its parent, subsidiaries or affiliates.
(c) “Business of Company” means the provision of logistics and distribution services to the new and used vehicle distribution market and other segments of the automotive industry.
(d) “Material Contact” means direct personal contact or the supervision of efforts of those who have personal contact on behalf of Company, with a customer, supplier, or vendor of Company.
     IN WITNESS WHEREOF the undersigned hereunto set their hands to this Release Agreement on the dates written below.
     Executed this 11th day of July, 2007.

EMPLOYEE	ALLIED AUTOMOTIVE GROUP, INC.

JOSEPH V. MARINELLI	By:	Thomas King
Executive Vice President and CFO